Exhibit 107.1

CALCULATION OF FILING FEE TABLES

SF-3

(Form Type)

Volkswagen Auto Lease/Loan Underwritten Funding, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)(1)		100%

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due

(1)

The registrant is registering an unspecified amount of Asset-Backed Notes as may from time to time be offered at unspecified prices and is deferring payment of all of the registration fees for any such Asset-Backed Notes in accordance with Rule 456(c) and Rule 457(s) of the Securities Act of 1933, as amended .

(2)	Estimated solely for the purpose of calculating the registration fee.